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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                             XBOX TECHNOLOGIES, INC.

                                   ARTICLE I.

         The name of this corporation is XBOX Technologies, Inc.

                                  ARTICLE II.

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Corporation.

                                  ARTICLE III.

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

         The name and mailing address of the incorporator is:

         NAME                                MAILING ADDRESS
         ----                                ---------------
         Phillip B. Martin                   Oppenheimer Wolff & Donnelly LLP
                                             45 South Seventh Street
                                             Suite 2900
                                             Minneapolis, MN  55402

                                   ARTICLE V.

         The aggregate number of shares of stock that the Corporation has the authority to issue is eighty million (80,000,000) shares, consisting of seventy-five million (75,000,000) shares of common stock, $0.10 par value (the "COMMON STOCK") and five million (5,000,000) shares of undesignated stock, $0.10 par value (the "UNDESIGNATED STOCK"). The Board of Directors is authorized to establish, from the authorized shares of Undesignated Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series, including without limitation such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

                                  ARTICLE VI.

         The number of directors which shall constitute the entire Board of Directors shall not be less than one (1) and shall be determined from time to time by the Board of Directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled




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by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

                                  ARTICLE VII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

                                 ARTICLE VIII.

         The Corporation shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that the Corporation shall not indemnify any director or officer in connection with any action by such director or officer against the Corporation unless the Corporation shall have consented to such action. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. No amendment or repeal of this Article IX shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.

                                  ARTICLE IX.

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE X.

         The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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                                  ARTICLE XI.

          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         The undersigned being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate, hereby declaring and certifying that this is the undersigned's act and deed and the facts herein stated are true, and accordingly has hereunto set the undersigned's hand this 16th day of December, 1999.

                                           -----------------------------------
                                           Phillip B. Martin, Incorporator







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